Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212)282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212)282-5322

AVON REALIGNS OPERATING STRUCTURE

     NEW YORK, N.Y., December 7, 2005 – Avon Products, Inc. (NYSE:AVP) today announced changes to its global operating structure to bring senior management closer to its key business geographies, strengthen global integration, speed information flow and position the company for sustainable growth.

      Avon said that it will now manage Central and Eastern Europe and also China as stand-alone business units due to their strategic importance and long-term growth potential. The change increases the number of Avon’s geographic regions – now called Commercial Business Units -- to six. The other four are: North America; Latin America; Western Europe, Middle East and Africa; and Asia Pacific.

     In addition, Avon said that it now will manage its Brand Marketing and Supply Chain functions as unified Global Business Units, with regional staff in the functions reporting directly to the Brand Marketing and Supply Chain global function leaders.

     Avon said that the new structure will have dual reporting to Andrea Jung, chairman and chief executive officer, and Susan J. Kropf, president and chief operating officer who will work together as the “Office of the Chairman.” The company said this new structure is the first step in its initiative to eliminate layers in the organization, give management a clearer line of sight to day-to-day business operations and get closer to its Representatives and customers.

     Commenting on these changes Ms. Jung said, “Our rapid growth in recent years requires a new way of operating that improves focus on priority geographies, reduces operating complexity, and allows us to achieve the full benefits and efficiencies that come with increased scale. By flattening the organization, strengthening integration and centrally managing the global brand and supply chain functions, we will significantly increase speed and flexibility in decision-making, become closer to our Representatives and customers, and achieve our goal of delivering world-class products at world-class cost.”

Executive Appointments

     In line with the structural changes, Avon announced the following Commercial Business Unit leader appointments:

  Bennett R. Gallina, age 51, to Senior Vice President overseeing both the China as well as the Western Europe, Middle East and Africa business units, from his previous role as Senior Vice President, Asia Pacific;
  John Higson, age 47, to Senior Vice President for Central and Eastern Europe, from his previous role as Area Vice President, Central and Eastern Europe;
  James Wei, age 48, to Senior Vice President, Asia Pacific, from his previous role as Vice President, New Markets and Strategic Planning for Asia Pacific.

In North America, Elizabeth Smith, age 42, continues in her role as Executive Vice President and President, North America and she will also continue to oversee global marketing. In Latin America, Amilcar Melendez, age 63, continues as Senior Vice President with responsibility for that region.

     The company also announced the following Global Business Unit Leader appointments:

  John Owen, age 47, to Senior Vice President, Global Supply Chain, from his previous role as Senior Vice President, Europe, Middle East and Africa.
  Geralyn Breig, age 43, formerly President, Godiva International, who joins Avon this week as Senior Vice President and Brand President, reporting to Elizabeth Smith.

     The company said that all management changes will be effective as of January 1, 2006.

     “With these management appointments, we have put in place a very talented team of leaders with the right skills and experience to drive our business going forward. Coupled with the comprehensive structural realignments, we have made significant changes that we believe will position the business for sustainable growth,” Ms. Jung said.

      Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in our markets, including social, economic, political and competitive uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East; our ability to implement our business, cash management and tax strategies, our multi-year restructuring initiatives and our ability to achieve anticipated benefits from such initiatives; our ability to achieve anticipated cost savings and our profitability and growth targets, particularly in our largest markets; our ability to implement appropriate product mix and pricing strategies; the impact of changes in consumer spending patterns and preferences, particularly given the global nature of our business; our ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of our foreign operations and the cost of sourcing foreign products and the success of our foreign currency hedging and risk management strategies; our ability to implement our Sales Leadership program globally, to increase Representative productivity and recruit Representatives; our ability to implement our enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations; the impact of stock option expense pursuant to Statement of Financial Accounting Standards No. 123(R); our ability to successfully transition our business in China in connection with the anticipated resumption of direct selling in that market; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments; our ability to successfully identify new business opportunities; our access to financing; and our ability to attract and retain key personnel and executives. Additional information identifying such factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.